Exhibit 99.1

BurgerFi Continues Its Expansion Across the Country
The better-burger concept’s flexible footprint model has led to the opening of 10 locations to-date this year plus an anticipated 30 Gopuff locations by year end

Fort Lauderdale, FL, Oct. 18, 2022 -- BurgerFi, one of the nation’s leading fast-casual “better burger” dining concepts, today announced its expansion up the Eastern Seaboard. The brand has opened 10 restaurant locations over the past 10 months and has opened its 15th Gopuff ghost kitchen location.

The new locations come during a period of growth for the award-winning burger chain. Seven of these new restaurants are franchisee-owned, which speaks to the benefit of having a flexible footprint, high-quality ingredients, and a special focus on the overall guest experience. Additionally, the anticipated opening of BurgerFi ghost kitchens in 30 Gopuff fulfillment centers across the country this year aims to address customers’ continuous demand for takeout and delivery options.

“We are deeply committed to expanding our footprint across the nation so we can bring our unrivaled all-natural burgers to customers everywhere,” says Ophir Sternberg, executive chairman at BurgerFi International, Inc. “This impressive milestone wouldn’t have been possible without the support of our loyal franchisees and our partners at Gopuff.”

“There is a growing desire for fresh, all-natural burgers and food offerings in the U.S.,” says Matt Falcone, Managing Principal NDM Hospitality. “We are extremely proud to have partnered with a brand as reputable as BurgerFi. Our stores have seen success in Miami, Fort Lauderdale, and Orlando, and we look forward to continued expansion in the future.”

The new restaurants opened include Philadelphia, PA; Indian Land, SC; Tampa, FL; Gaithersburg, MD; Lakewood Ranch, FL; Miramar, FL; Cherry Hill, NJ; Buffalo, NY; Jacksonville, FL and Condado, Puerto Rico. The remaining projected openings for this year currently are scheduled to open in Wellington, FL, Orlando, FL and Miami Lakes, FL.

The company is also strengthening its presence in airports. It is currently operating in Fort Lauderdale-Hollywood International Airport, Buffalo Niagara International Airport, Jacksonville International Airport and Raleigh-Durham International Airport. This strategy allows the company to tap into an audience that values convenience without sacrificing quality. Projected airport openings in 2023 include another location in Fort Lauderdale-Hollywood International Airport, as well as Newark International Airport.

Earlier this year, BurgerFi entered into a license agreement with Gopuff, the go-to platform for immediate delivery of customers’ everyday needs, to expand the delivery of BurgerFi items in up to 30 markets nationwide by the end of 2022, following a successful pilot program in Tallahassee, FL. BurgerFi’s All-Natural Burgers and Fries are currently available through the Gopuff platform in key cities, including Tallahassee, Miami, Tempe, Phoenix, and New York.

For more information about BurgerFi or to find the nearest location, visit www.burgerfi.com and download the new BurgerFi app for free fries on your first order.

Exhibit 99.1

About BurgerFi International (Nasdaq: BFI, BFIIW)
Established in 2011, BurgerFi is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi is among the nation’s leading better burger concepts with 122 BurgerFi restaurants (97 franchised and 25 corporate-owned). As of June 30, 2022, BurgerFi is the owner and franchisor of the two following brands with a combined 183 locations.

BurgerFi. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals, or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides, and custard shakes and concretes. BurgerFi was named “Best Fast Casual Restaurant” in USA Today’s 10Best 2022 Readers Choice Awards for the second consecutive year, QSR Magazine’s Breakout Brand of 2020, Fast Casual’s 2021 #1 Brand of the Year and included in Inc. Magazine’s Fastest Growing Private Companies List. In 2021, Consumer Report’s Chain Reaction Report praised BurgerFi for serving “no antibiotic beef” across all its restaurants, and Consumer Reports awarded BurgerFi an “A-Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and ‘Like’ or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 61 corporate-owned casual restaurant locations, as of June 30, 2022. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today’s Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

Forward-Looking Statements
This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi’s estimates of its future business outlook, prospects or financial results, BurgerFi remaining on track to deliver on its business targets for the fiscal year, and store opening plans. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, and those discussed in other documents we file with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.